Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact:
Shane Harvey
General Counsel
(304) 926-1824

Massey Energy to Continue Challenging Verdict in Wheeling-Pitt Dispute

Charleston, West Virginia, May 23, 2008 – Massey Energy Company (NYSE: MEE) today announced that it will continue to challenge a $220 million jury verdict rendered in 2007 in a lawsuit arising from a contract dispute between a Massey subsidiary, Central West Virginia Energy Company ("CWVE"), and Wheeling-Pittsburgh Steel Corporation ("WPS"). The Company made the announcement upon learning that the West Virginia Supreme Court of Appeals had decided not to hear an appeal of the verdict.

“We are obviously disappointed that the Court decided not to hear a case of such importance,” said M. Shane Harvey, Massey Energy’s General Counsel.  “We strongly believe that the case should be reviewed by an appellate court and we will vigorously explore all options, including an appeal to the United States Supreme Court.”

On July 2, 2007 a jury in the Circuit Court of Brooke County, West Virginia returned a verdict awarding damages to WPS of $220 million, consisting of $120 million in compensatory and $100 million in punitive damages. The contract dispute originated in 2004, when CWVE declared force majeure on portions of its coal shipment obligations due to conditions beyond its control. WPS sued CWVE and Massey seeking damages related to its cost of replacement coal and coke and repairs to its coke ovens.

"As we have said before, we believe we operated appropriately," said Don Blankenship, Massey's Chairman and CEO.   “As one of the largest providers of coal to the U.S. steel industry, the production and transportation challenges that faced the Central Appalachian coal industry in 2004 and 2005 were magnified here at Massey. Our contracts allowed us to claim force majeure as a result of rail and labor shortages, but we nevertheless expended millions of dollars to add more equipment and labor to fulfill our commitments and deliver coal to our customers.  In light of such facts, the verdict rendered in this matter was very disheartening.”

Massey will review the West Virginia Supreme Court’s ruling and reassess its accrued liability for the lawsuit. Massey had previously recognized a liability of $16 million associated with the lawsuit, prior to post-judgment interest.  When including pre-judgment and post-judgment interest (and netting out a successful cross claim by CWVE against WPS) the current size of the award against the company is approximately $260 million. Any increase in accrued liability will impact the Company's earnings for the second quarter of 2008.

The Company notes that the total amount at issue is approximately only five percent of the Company’s market capitalization and that, with over $539 million of available liquidity as of March 31, 2008 (including a cash bond posted for the appeal), the Company has the financial capacity to absorb any damages ultimately awarded in the lawsuit without impacting its normal operating activities.  The Company further notes that it believes that it has a valid claim for insurance coverage for at least certain aspects of the underlying litigation, but is not able at this time to predict the amount of any insurance recovery.  The Company finally notes that a substantial portion of any award ultimately paid will be tax deductible.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey's public periodic filings with the Securities and Exchange Commission, including Massey's Annual Report on Form 10-K and subsequently filed interim reports. Such filings are available either publicly or upon request from Massey's Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please visit the Company's website at www.masseyenergyco.com.